Exhibit 10.13

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

WORKERS COMPENSATION FIRST EXCESS OF LOSS

REINSURANCE CONTRACT

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	12-4-15

TABLE OF CONTENTS

ARTICLE		PAGE

I	BUSINESS COVERED	1

II	RETENTION AND LIMIT	1

III	COMMENCEMENT AND EXPIRATION	1

IV	SPECIAL TERMINATION	2

V	TERRITORY	3

VI	EXCLUSIONS	3

VII	TRADE AND ECONOMIC SANCTIONS	5

VIII	SPECIAL ACCEPTANCES	6

IX	REINSURANCE PREMIUM	6

X	DEFINITIONS	6

	Declaratory Judgment Expense	6

	Extra Contractual Obligations/Loss in Excess of Policy Limits	7

	Insured Losses and Act of Terrorism	7

	Loss Adjustment Expense	8

	Loss Occurrence	8

	Net Earned Premium	9

	Occupational Disease or Other Disease and Cumulative Trauma	9

	Policy	9

	Ultimate Net Loss	9

XI	NET RETAINED LINES	10

XII	LIABILITY OF THE REINSURER	10

XIII	THIRD PARTY RIGHTS	10

XIV	NOTICE OF LOSS AND LOSS SETTLEMENTS	10

XV	COMMUTATION	11

XVI	OFFSET	12

XVII	CURRENCY	12

XVIII	TERRORISM EXCESS RECOVERY	12

XIX	RESERVES AND FUNDING	13

XX	TAXES	15

XXI	FEDERAL EXCISE TAX	15

XXII	FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)	16

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	12-4-15

XXIII	ACCESS TO RECORDS	17

XXIV	CONFIDENTIALITY	17

XXV	INDEMNIFICATION AND ERRORS AND OMISSIONS	18

XXVI	INSOLVENCY	18

XXVII	ARBITRATION	20

XXVIII	SERVICE OF SUIT	21

XXIX	GOVERNING LAW	22

XXX	ENTIRE AGREEMENT	23

XXXI	SALVAGE AND SUBROGATION	23

XXXII	SEVERABILITY	23

XXXIII	OTHER REINSURANCE	23

XXXIV	LATE PAYMENTS	24

XXXV	MODE OF EXECUTION	25

XXXVI	INTERMEDIARY	25

	Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A.

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	12-4-15

WORKERS COMPENSATION FIRST EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

between

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinoi

sincluding any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management and/or control of the Company

(the “Company”)

and

THE SUBSCRIBING REINSURER(S) EXECUTING THE

INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED HERETO

(the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Workers’ Compensation and Employer’s Liability, in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.

ARTICLE II

RETENTION AND LIMIT

The Reinsurer shall be liable in respect of each Loss Occurrence, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $500,000 each Loss Occurrence, subject to a limit of liability to the Reinsurer of $500,000 each Loss Occurrence. The liability of the Reinsurer for Employer’s Liability losses is further limited to $500,000 each Loss Occurrence.

ARTICLE III

COMMENCEMENT AND EXPIRATION

A.	This Contract shall take effect at 12:01 a.m., Central Standard Time, January 1, 2016, and shall remain in effect until 12:01 a.m., Central Standard Time, January 1, 2017, applying to Loss Occurrences commencing during the term of this Contract.

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B.	The Reinsurer shall have no liability for Loss Occurrences commencing after expiration of this Contract.

C.	However, at the Company’s option, the Reinsurer shall remain liable hereunder in respect of Policies in force at expiration, until the earlier of the expiration or next renewal of such Policies. The Company’s option to exercise the run-off expiration must be formally notified to the Reinsurer as promptly as possible following Contract expiration. In such event, the Company shall pay to the Reinsurer an additional premium equal to the rate set forth in the PREMIUM ARTICLE, multiplied by the Gross Net Earned Premium Income during the run-off period, payable within 30 days after the end of each quarter.

D.	In the event this Contract expires on a run-off basis, the Reinsurer’s liability hereunder shall continue if the Company is required by statute or regulation to continue coverage, until the earliest date on which the Company may cancel the Policy.

ARTICLE IV

SPECIAL TERMINATION

A.	The Company may terminate a Reinsurer’s percentage share in this Contract at any time by giving 30 days’ prior written notice to the Reinsurer in the event of any of the following circumstances:

1.	The Reinsurer ceases underwriting operations;

2.	A state insurance department or other legal authority orders the Reinsurer to cease writing business, or the Reinsurer is placed under regulatory supervision;

3.	The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

4.	The Reinsurer’s policyholders’ surplus (or the equivalent under the Reinsurer’s accounting system) as reported in such financial statements of the Reinsurer as designated by the Company, has been reduced by 20% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract);

5.	The Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Reinsurer’s operations at the inception of this Contract. However, this clause shall not apply where the acquiring or surviving company, corporation, or individual(s) have a Standard & Poor’s and A.M. Best rating equal to, or higher than the Reinsurer had on the effective date of this Contract;

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6.	The Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent, except for retrocessions to members of the Reinsurer’s holding company group;

7.	The Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or a Standard & Poor’s rating of less than “BBB+.” However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A. M. Best and/or less than “BBB+” by Standard & Poor’s shall apply; or

8.	The Reinsurer has failed to comply with the funding requirements set forth in the RESERVES AND FUNDING ARTICLE.

B.	Termination shall be effected on a run-off or cut-off basis as set forth in the Term Article, at the sole discretion of the Company. The reinsurance premium due the Reinsurer hereunder (including any minimum reinsurance premium) shall be pro-rated based on the period of the Reinsurer’s participation hereon, and the Reinsurer shall immediately return any excess reinsurance premium received. Reinstatement premium, if any, shall be calculated based on the Reinsurer’s reinsurance premium earned during the period of the Reinsurer’s participation hereon.

ARTICLE V

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

ARTICLE VI

EXCLUSIONS

A.	This Contract shall not apply to and specifically excludes:

1.	All reinsurance assumed by the Company.

2.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Loss or liability excluded by the attached Nuclear Incident Exclusion Clause – Liability – Reinsurance – U. S.A.

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4.	Pools, associations and syndicates.

5.	Risks having maritime exposures or risks having exposure under the U.S. Longshore and Harbor Workers’ Compensation Act (USL&H), Jones Act and/or Federal Employers’ Liability Act (except that individual risks with USL&H payroll comprising less than 10% of that individual risk’s total payroll will not be excluded hereunder).

6.	War and acts of war.

7.	Aircraft owned, leased or operated by an insured.

8.	Amusement Parks or devices and exhibitions including fireworks, carnivals or circuses.

9.	Manufacturing, production and refining of petroleum and its products.

10.	Professional sports teams.

11.	Offshore drilling.

12.	Tunneling operations.

13.	Wrecking or demolition of buildings, structures or vessels.

14.	The manufacturing, storage, or transportation of fireworks, ammunition, nitroglycerin or other explosive devices.

15.	It is hereby understood and agreed that this Contract shall not apply to and does not cover any actual or alleged liability whatsoever for any claim or claims in respect of loss or losses directly or indirectly arising out of, resulting from or in consequence of asbestos, in whatever form or quantity.

16.	Mining either above or below ground.

17.	Manufacturing of any pharmaceutical or chemicals.

18.	Caissons or coffer dam work, dams, dikes, locks or revetment construction.

19.	Employees of an insured classed as roofers under a Roofing class code.

20.	Assigned Risk plans.

21.	Long Haul Trucking.

22.	Railroad operations and construction.

23.	Professional Employer Organizations or Employee Leasing.

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24.	Temporary Employment Agencies.

25.	Losses from Acts of Terrorism resulting from the use of any biological, chemical, nuclear or radiological weapon(s).

26.	Operations involving nuclear fission/fusion or handling of radioactive material.

27.	Ex-gratia payments. “Ex-gratia payment” means a payment for which there is no possibility of legal obligation on the part of the Company under the terms and conditions of the Policy and which is made solely to maintain the good will of the original insured.

28.	Excess Workers’ Compensation coverage for self-insured entities excess of a self-insured retention.

B.	If the Company inadvertently issues a Policy falling within the scope of one or more of the preceding exclusions, except exclusions 1, 2, 4, 6, 9, 11, 14, 15, 16, 20, 23, 24, 25, 26 and 28, such Policy shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 30 days after a member of the executive or managerial staff at the Company’s home office having underwriting authority in the class of business involved becomes aware that the Policy applies to excluded classes, unless the Company is prevented from canceling said Policy within such period by applicable statute or regulation, in which case such Policy shall be covered hereunder until the earliest date on which the Company may cancel.

ARTICLE VII

TRADE AND ECONOMIC SANCTIONS

Notwithstanding any other provision in the Contract to the contrary, if at any time should any receipt or payment of funds or any other contemplated transaction under the Contract constitute an actual or potential violation of any economic sanction, regulation or order which is applicable to either the Company or the Reinsurer, the party who becomes aware of the actual or potential violation shall as soon as commercially reasonable notify the other party of the actual or potential violation and the reasons therefore. Solely with respect to such receipt, payment or other transaction, the obligation of the parties under the Contract shall be suspended until such time as the Company or the Reinsurer are authorized by applicable law, regulation, or license to perform under the Contract. The obligations of the parties under the Contract shall remain in effect with respect to the receipt or payment of funds or any other contemplated transaction which would not constitute a violation of any economic sanction, regulation or order.

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ARTICLE VIII

SPECIAL ACCEPTANCES

A.	Business that is not within the scope of this Contract may be submitted to the Reinsurer for special acceptance hereunder and such business, if accepted by the Reinsurer, shall be subject to all terms, conditions and limitations of this Contract, except as modified by the special acceptance. Should denial of a request for special acceptance not be received from the Reinsurer within four business days of the Reinsurer’s receipt of said request, the special acceptance shall be deemed automatically agreed.

B.	Any special acceptance business covered under the reinsurance contract being replaced by this Contract shall be automatically covered hereunder. Furthermore, should the Reinsurer become a party to this Contract subsequent to the acceptance of any business not normally covered hereunder, it shall automatically accept same as being part of this Contract.

ARTICLE IX

REINSURANCE PREMIUM

A.	As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer *% of its Net Earned Premium, less a ceding commission of *%, for the term of this Contract, subject to a gross minimum premium of $*. In the event of termination of the Reinsurer’s share pursuant to the provisions of the SPECIAL TERMINATION ARTICLE, for the purposes of this paragraph, the term of this Contact shall be deemed to be the period from its effective date to the effective date of such termination.

B.	The Company shall pay the Reinsurer a gross deposit premium of $* in four equal installments of $* on January 1, April 1, July 1 and October 1, 2016.

C.	Within 60 days after the expiration or termination of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A. Any premium due the Reinsurer, less amounts previously paid as gross deposits or otherwise, shall accompany said report or any premium received by the Reinsurer that is in excess of the Company’s premium obligations hereunder shall be returned by the Reinsurer within 15 days of its receipt of said report.

ARTICLE X

DEFINITIONS

The terms set forth below, wherever they appear in this Contract and regardless of whether they appear in a singular or plural form, shall have the meanings given herein:

A.	Declaratory Judgment Expense

“Declaratory Judgment Expense” shall mean all expenses incurred by the Company in connection with a declaratory judgment action brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Contract. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss giving rise to the declaratory judgment action.

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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B.	Extra Contractual Obligations/Loss in Excess of Policy Limits

1.	Extra Contractual Obligations

“Extra Contractual Obligations” shall mean those liabilities not covered under any other provision of this Contract, including any punitive, exemplary, compensatory or consequential damages, which arise from the handling of any claim on business covered hereunder; such liabilities arising because of, but not limited to, the following: failure to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, in preparation of the defense, in the trial of any action against its insured, reinsured, its insured’s or reinsured’s assignee or a third party claimant, or in the preparation or prosecution of an appeal consequent upon such action.

2.	Loss in Excess of Policy Limits

“Loss in Excess of Policy Limits” shall mean amounts paid or damages payable by the Company in excess of the Policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the Policy limit, in the preparation of the defense, in the trial of any action against its insured, reinsured, its insured’s or reinsured’s assignee or a third party claimant, or in the preparation or prosecution of an appeal consequent upon such action. Loss in Excess of Policy Limits is any amount for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured Policy.

3.	Coverage for Extra Contractual Obligations loss and/or Loss in Excess of Policy Limits shall not apply when such loss has been incurred due to an adjudicated finding of fraud committed by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with a member of the Board of Directors or a corporate officer or a partner of any other corporation or partnership.

4.	Any Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

C.	Insured Losses and Act of Terrorism

In respect of losses defined as “Insured Losses” in the Terrorism Risk Insurance Act of 2002, and any other replacements, extensions or amendments thereto (the “Act”), “Act of Terrorism” shall follow the definition provided in the Act and certified by the Secretary of the Treasury, in concurrence with the Secretary of Homeland Security and the Attorney General of the United States.

In respect to other losses, “Act of Terrorism” shall be defined as in the Company’s original Policies or, if not defined therein, shall mean: the use of force or violence and/or the threat thereof committed for political, religious, or ideological purposes and with the intention to influence any government and/or to put the public, or section of the public, in fear.

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D.	Loss Adjustment Expense

“Loss Adjustment Expense” shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including 1) prejudgment interest, unless included as part of the award or judgment; 2) post judgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expense; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss Adjustment Expense does not include salaries and expenses of employees, other than 4) above, and office and other overhead expenses.

E.	Loss Occurrence

“Loss Occurrence” shall be defined as follows:

1.	“Loss Occurrence” means each and every disaster, casualty, accident, or loss or series of disasters, casualties, accidents or losses arising out of one event. The Company shall be the sole judge of what constitutes one event. As respects a Loss Occurrence involving Occupational Disease or Other Disease or Cumulative Trauma, the following shall apply:

a.	Per Event Coverage. As respects losses arising from Occupational Disease or Other Disease, regardless of the specific kind or class, suffered by employees of one or more employers, all such losses sustained by the Company from one event not exceeding 72 hours in duration shall, together with losses not classified as Occupational Disease or Other Disease, be deemed to be a single “Loss Occurrence.”

b.	Per Employee Coverage. As respects losses arising from Occupational Disease or Other Disease or Cumulative Trauma suffered by a single employee, and not covered under subparagraph (a) above, the date that the Loss Occurrence commences shall be determined as follows:

1)	If the case is compensable under the Workers’ Compensation Law, the date of the beginning of the disability for which compensation is payable.

2)	If the case is not compensable under the Workers’ Compensation Law, the date that disability due to said disease actually began.

3)	If the claim is made after employment has ceased, the date of cessation of such employment.

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c.	Per Employer Coverage. As respects losses arising from Occupational Disease or Other Disease or Cumulative Trauma of the same specific kind or class, suffered by multiple employees of the same employer, and not covered under subparagraphs (a) or (b) above, all such losses sustained by the Company within a Policy year shall be aggregated and considered as constituting one “Loss Occurrence” hereunder and the inception date of the Policy year in which losses occur shall be deemed to be the date of the Loss Occurrence.

F.	Net Earned Premium

“Net Earned Premium” shall mean gross earned premium of the Company for the business reinsured hereunder, less cancellations and return premiums, and less earned premiums ceded by the Company for other reinsurance as provided in the OTHER REINSURANCE ARTICLE.

G.	Occupational Disease or Other Disease and Cumulative Trauma

“Occupational Disease or Other Disease” and “Cumulative Trauma” shall be defined by applicable state or federal statutes, regulations or case law.

H.	Policy

“Policy” shall mean the Company’s binders, policies, endorsements and contracts, whether written or oral, providing insurance or reinsurance on the business covered under this Contract.

I.	Ultimate Net Loss

“Ultimate Net Loss” shall mean the amount of any settlement, award, or judgment paid by the Company or for which the Company has become liable to pay, including 1) Loss Adjustment Expense, 2) any prejudgment interest that is included as part of an award or judgment, and 3) 90% of Loss in Excess of Policy Limits, 90% of Extra Contractual Obligations, after making deductions for all recoveries, salvages, and subrogations, which are actually recovered, and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of the INSOLVENCY ARTICLE. In the event a verdict or judgment is reduced by appeal or a settlement, subsequent to the entry of the judgment, however, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the loss expense incurred in securing such final reduction or reversal will be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

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ARTICLE XI

NET RETAINED LINES

A.	This Contract applies only to that portion of any Policy that the Company retains net for its own account (prior to deduction of any underlying reinsurance) and, in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy that the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts that may have become due from such reinsurers, whether such inability arises from the insolvency of such other reinsurers or otherwise.

ARTICLE XII

LIABILITY OF THE REINSURER

All reinsurances for which the Reinsurer shall be liable by virtue of this Contract shall be subject in all respects to the same terms, conditions, interpretations and waivers and to the same modifications, alterations, and cancellations, as the respective Policies to which such reinsurances relate, the true intent of the parties to this Contract being that the Reinsurer shall follow the fortunes of the Company.

ARTICLE XIII

THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the INSOLVENCY ARTICLE.

ARTICLE XIV

NOTICE OF LOSS AND LOSS SETTLEMENTS

A.	The Company shall advise the Reinsurer promptly of all losses which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurer.

B.	Such advices outlined in paragraph A. of this Article shall include any loss for which the reserve is 50% or more of the Company’s retention and, irrespective of the reserve or any question on liability or coverage, any loss falling within the following categories:

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1.	Fatalities.

2.	Bodily injuries involving:

a.	Brain injuries resulting in impairment of physical functions;

b.	Spinal injuries resulting in partial or total paralysis of upper or lower extremities;

c.	Amputations or permanent loss of use of upper or lower extremities;

d.	Severe burn cases;

e.	All other injuries likely to result in a permanent disability rating of 50% or more.

C.	As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict Policy terms or by way of compromise, and any Extra Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement immediately upon receipt of proof of loss.

ARTICLE XV

COMMUTATION

A.	As respects any loss or losses known to the Company that have not been finally settled and that may cause a claim under this Contract, the loss(es) may be commuted by mutual agreement of the Company and the Reinsurer not less than 84 months after expiration of this Contract. In such event, the Company and the Reinsurer shall capitalize the loss(es). In the event the Company and the Reinsurer cannot agree on the value of the loss(es), the Reinsurer and the Company shall mutually appoint an independent actuary who shall investigate and capitalize such loss(es). In the event the Reinsurer and the Company cannot reach an agreement on an independent actuary, each party shall appoint an actuary within 30 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such loss(es). All actuaries shall be fellows of the Casualty Actuarial Society or the American Academy of Actuaries, and shall be disinterested in the outcome of the commutation. If either party does not agree with the capitalized value of the losses, the commutation shall be abandoned.

B.	The Reinsurer’s proportion of the amount so determined shall be considered the Reinsurer’s total liability for the loss(es) and the lump sum payment thereof shall constitute a complete release of the Reinsurer from liability for the loss(es).

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ARTICLE XVI

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise; however, in the event of the insolvency of any party hereto, offset shall be in accordance with applicable law.

ARTICLE XVII

CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XVIII

TERRORISM EXCESS RECOVERY

A.	Any financial assistance the Company receives under the Terrorism Risk Insurance Act of 2002, and any other replacements, extensions or amendments thereto (the “Act”) shall apply as follows:

1.	Except as provided in subparagraph 2 below, any such financial assistance shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.

2.	If losses occurring hereunder result in recoveries made by the Company both under this Contract and under the Act, and such recoveries, together with any other reinsurance recoveries made by the Company applicable to said losses, exceed the total amount of the Company’s insured losses, any amount in excess thereof shall reduce the Ultimate Net Loss subject to this Contract for the losses to which the Act’s financial assistance applies. These recoveries shall be returned in proportion to each Reinsurer’s paid share of the loss.

B.	Nothing herein shall be construed to mean that the losses under this Contract are not recoverable from the Reinsurer until the Company has received financial assistance under the Act.

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ARTICLE XIX

RESERVES AND FUNDING

A.	The Reinsurer shall provide funding under the terms of this Article only if the Company will be denied statutory credit for reinsurance ceded to that Reinsurer pursuant to the credit for reinsurance law or regulations of the regulatory authority having jurisdiction over the Company’s reserves.

B.	As regards Policies issued by the Company coming within the scope of this Contract, the Company agrees that, when it files with the insurance regulatory authority or sets up on its books reserves for liabilities which it is required by law to set up, it shall forward to the Reinsurer a report showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer shall fund 100% of its portion of such reserves in respect of:

1.	Loss and loss expense paid by the Company but not recovered from the Reinsurer;

2.	Known outstanding losses that have been reported to the Reinsurer and loss expense relating thereto;

3.	Reserves for loss and loss expense incurred but not reported;

4.	Unearned premium (if applicable);

5.	Other amounts recoverable reported in Schedule F of the Company’s NAIC Statement;

as shown in the report prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”). The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, escrow accounts for the benefit of the Company, Letters of Credit (“LOC”), Trust Account, or a combination thereof. The Reinsurer shall have the option of determining the method of funding, subject always to the provision that (a) the method of funding and (b) the terms and provisions of any such LOC or Trust Account and (c) the quality of assets in any Trust Account are all acceptable to the Company and also meet the requirements of each applicable insurance regulatory authority having jurisdiction over the Company’s reserves. In the event a provision of any such funding instrument jeopardizes the Company’s ability to obtain full credit for reinsurance, such provision shall be void and shall be amended to comply with applicable credit for reinsurance requirements. The Reinsurer shall provide funding and/or any adjustments thereto in time for the Company to meet the requirements of each applicable insurance regulatory authority having jurisdiction over the Company’s reserves, provided that the Company sends the report of Reinsurer’s Obligations at least 15 days prior to the date such funding is required.

C.

When funding in whole or in part by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC dated on or before December 31 of the year in which the request is made (on or before

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the last day of the calendar quarter for any quarterly adjustment), issued by a member of the Federal Reserve System or any bank approved for use by the NAIC Securities Valuation Office, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves. Such LOC shall be issued for a period of not less than one year and shall include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless 60 days (or such other time period as may be required by the applicable insurance regulatory authorities) prior to any expiration date the issuing bank notifies the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period. If the issuing bank of the LOC is put under negative credit watch by a major rating agency or is removed from the list of banks approved by the NAIC Securities Valuation Office, the Company may require that a replacement LOC be issued by a bank acceptable to the Company, by providing the Reinsurer with written notice requesting such replacement LOC. If the Reinsurer fails to provide acceptable replacement security within 10 business days following receipt of the Company’s notice, the Company may draw upon the existing LOC in amounts equal to the Reinsurer’s Obligations.

D.	The Reinsurer and Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes:

1.	To reimburse the Company for the Reinsurer’s share of unearned premium on Policies reinsured hereunder on account of cancellations of such Policies;

2.	To reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

3.	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of Reinsurer’s Obligations, if funding is provided by a Trust Account);

4.	To fund an account with the Company for the Reinsurer’s Obligations if such LOC is under notice of non-renewal or not replaced by the Reinsurer within 10 days prior to its expiration. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

5.	To pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any funding provided by the Reinsurer is in excess of the actual amount required for subparagraph 1, 2 or 4 or, in the case of subparagraph 5, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

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E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.	At annual intervals, or more frequently but never more frequently than quarterly, the Company shall prepare a specific report of the Reinsurer’s Obligations, for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the report shows that the Reinsurer’s Obligations exceed the available balance of the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or Trust Account as of the report date, the Reinsurer shall, within 30 days after receipt of notice of such excess, make an adjustment to increase the available balance of funds withheld and/or cash advances and/or LOC and/or Trust Account by the amount of such excess.

2.	If, however, the report shows that the Reinsurer’s Obligations are less than the available balance of the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or 102% of the balance of the Trust Account if funding is provided by Trust Account, as of the report date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess funding by making or allowing an adjustment to the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or Trust Account.

G.	Should the Reinsurer be in breach of its obligations under this Article, notwithstanding anything to the contrary elsewhere in this Contract, the Company may seek relief in respect of said breach from any court having competent jurisdiction over the parties hereto.

ARTICLE XX

TAXES

The Company shall pay applicable taxes (except Federal Excise Tax, if any) on premiums reported to the Reinsurer under this Contract.

ARTICLE XXI

FEDERAL EXCISE TAX

A.	The Reinsurer has agreed to allow the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax. Should the Reinsurer claim exempt status from Federal Excise Tax, it shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the rules as imposed under the Internal Revenue Code and any other applicable U.S. government authority.

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B.	In the event of any return premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.

C.	As respects premiums ceded to the Reinsurer under this Contract, the Reinsurer agrees to indemnify the Company for any liability, expense, interest, or penalty it may incur by reason of the Reinsurer’s breach of this Article.

ARTICLE XXII

FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)

A.	The Reinsurer hereby acknowledges the requirements of Sections 1471-1474 U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued from time to time thereunder (“FATCA”) and the obligation to provide to the Company and the intermediary named in the INTERMEDIARY ARTICLE (hereinafter referred to as the “Intermediary”) a valid Internal Revenue Service (“IRS”) Form W8- BEN-E, W-9 or other documentation meeting the requirements of the FATCA regulations to establish the Reinsurer is not subject to any withholding requirement pursuant to FATCA (the “Required Documentation”).

B.	The Reinsurer shall notify the Company and Intermediary in writing (by electronic mail, certified mail or overnight mail using a nationally recognized overnight delivery service) in the event the Reinsurer is not compliant with FATCA. If the Reinsurer has not provided the Company and Intermediary with the Required Documentation thirty (30) days prior to any premium due date, or becomes non-compliant with FATCA at any later date, the Withholding Agent [as defined in U.S. Treasury Regulation Section 1.1471-1(b)(147)] shall withhold thirty percent (30%) of any premium payment to the Reinsurer under this Contract and shall promptly notify the Reinsurer of such withholding (“Withholding”). The Reinsurer hereby agrees to such Withholding.

C.	In the event the Reinsurer is subject to Withholding as set forth under FATCA, the Reinsurer continues to remain fully liable for all of its obligations under this Contract. The Withholding under paragraph B above does not constitute a breach of contract, any premium payment condition, warranty or other clause of this Contract. Reinsurer(s) subject to Withholding may not terminate, cancel, revoke or restrict this Contract, may not terminate, cancel, revoke or restrict coverage under this Contract in any manner and may not deny, refuse, restrict or delay payment of any claim under this Contract or invoke any interest, penalty or other late payment provision hereunder, based on the Withholding. The Reinsurer subject to Withholding shall be liable under this Contract as if no Withholding had been made.

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D.	Amounts deducted or withheld as Withholding are not subject to offset. Offset rights, if any, under this Contract are hereby amended in accordance with the terms of this Article.

E.	The Reinsurer shall indemnify the Company and its agents for any and all liability, expense, interest or penalty the Company and its agents incur, based upon, arising from or in connection with (i) any inaccurate or invalid Required Documentation; or (ii) any violation by the Reinsurer of FATCA. Such indemnity shall survive the expiration or termination of this Contract.

ARTICLE XXIII

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE XXIV

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information, and data provided to the Reinsurer by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, inspection pursuant to the ACCESS TO RECORDS ARTICLE, or any other information relating to this Contract, (“Confidential Information”) are proprietary and confidential to the Company.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except when:

1.	The disclosure is to an authorized agent of the Reinsurer performing underwriting, claim handling, pricing, placement, and/or evaluation services for the Reinsurer; or

2.	The Confidential Information is publicly known or has become publicly known through no unauthorized act of the Reinsurer; or

3.	Required by retrocessionaires subject to the business ceded to this Contract; or

4.	Required by regulators performing an audit of the Reinsurer’s records and/or financial condition; or

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5.	Required by auditors performing an audit of the Reinsurer’s records in the normal course of business; or

6.	Required by legal counsel.

C.	Further, the Reinsurer agrees not to use any Confidential Information for any purpose not permitted by this Contract or not related to the performance of their obligations or enforcement of their rights under this Contract.

D.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process, or any regulatory authority to release or disclose any Confidential Information, the Reinsurer agrees to provide the Company written notice of same prior to such release or disclosure and to use its reasonable best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

E.	The provisions of this Article shall extend to the officers, directors, and employees of the Reinsurer and its affiliates, who have received Confidential Information in accordance with this Contract, and shall be binding upon their successors and assigns.

ARTICLE XXV

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any Policy;

2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.

B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE XXVI

INSOLVENCY

A.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, or statutory successor, with

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reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator, or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company, indicating the Policy reinsured which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.	It is further agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver, conservator, or statutory successor, except 1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or 2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payee under such Policies and in substitution for the obligations of the Company to such payees.

D.	In the event of the insolvency of any company or companies listed in the designation of “Company” under this Contract, this Article shall apply only to the insolvent company or companies.

E.	In the event of the insolvency of any company or companies covered hereunder, the laws of the applicable domiciliary state(s) shall apply. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company or companies covered hereunder, that domiciliary state’s laws shall prevail.

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ARTICLE XXVII

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any irreconcilable dispute arising out of the interpretation, performance, or breach of this Contract, including the formation or validity thereof, whether arising before or after the expiry or termination of the Contract, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent by certified mail, return receipt requested, or such reputable courier service as is capable of returning proof of receipt of such notice by the recipient to the party demanding arbitration.

B.	Notwithstanding the provisions of the foregoing paragraph, the Company shall have the option to either litigate or arbitrate any dispute in which the Reinsurer makes any allegation of misrepresentation, non-disclosure, concealment, fraud, or bad faith and/or where the Reinsurer has experienced any of the circumstances in paragraph A. of the SPECIAL TERMINATION ARTICLE.

C.	One arbitrator shall be appointed by each party. If the responding party fails to appoint its arbitrator within 30 days after its receipt of the claimant party’s notice requesting arbitration, the claimant party, after 10 days’ notice by certified mail or reputable courier as provided above of its intention to do so, may appoint the second arbitrator.

D.	The two arbitrators shall, before instituting the hearing, appoint an impartial third arbitrator who shall preside at the hearing. Should the two arbitrators fail to choose the third arbitrator within 30 days of the appointment of the second arbitrator, the parties shall appoint the third arbitrator pursuant to the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS) Umpire Selection Procedure. All arbitrators shall be disinterested active or former senior executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London. In the event of the resignation or death of any arbitrator, a replacement shall be appointed in the same manner as the resigning or deceased arbitrator was appointed and the newly constituted panel shall take all necessary and/or reasonable measures to continue the arbitration proceedings without additional delay.

E.	Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Rock Island, Illinois, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.	The panel shall make its decision as promptly as possible following the termination of the hearings, considering the terms and conditions expressed in this Contract and the custom and practice of the applicable insurance and reinsurance business. Judgment upon the award may be entered in any court having jurisdiction thereof.

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G.	Arbitration proceedings are subject to consolidation as follows:

1.	Single contract, multiple reinsurers, common issue: If more than one Reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers, at the Company’s request, shall be joined in a single arbitration proceeding and shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such Reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.

2.	Single reinsurer, multiple contracts, common issue: If any Reinsurer to this Contract has subscribed to other reinsurance contracts with the Company, under which a dispute has arisen where there are common questions of law or fact with the dispute being arbitrated under this Contract and a possibility of conflicting awards or inconsistent results, the Reinsurer, at the Company’s request, shall arbitrate all such reinsurance disputes involving the same loss or common questions of law or fact in one consolidated proceeding, subject to the provisions of this Article.

3.	Single reinsurer, multiple contracts: If any Reinsurer to this Contract has subscribed to other reinsurance contracts with the Company and various disputes have arisen under such contracts, regardless of whether or not there are common questions of law or fact, if mutually agreed to by the parties hereto, the parties shall arbitrate all reinsurance disputes in one consolidated proceeding, subject to the provisions of this Article.

The agreement to consolidate disputes under this Contract and one or more other reinsurance contracts will supersede all other reinsurance contracts entered into between the Company and the Reinsurer, regardless of whether any other reinsurance contract may require or address consolidation.

H.	Each party shall bear the expense of the arbitrator selected by or for it and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

ARTICLE XXVIII

SERVICE OF SUIT

(This Article is applicable if the Reinsurer is not domiciled in the United States of America and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the obligation of the parties to arbitrate their disputes in accordance with the ARBITRATION ARTICLE.)

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A.	In the event of the failure of the Reinsurer to perform its obligations under this Contract, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against it upon this Contract, and shall abide by the final decision of such court or of any appellate court in the event of an appeal. The validity and/or enforceability of any arbitration award or judgment obtained in the United States shall not be contested by the Reinsurer in any jurisdiction outside of the United States.

B.	Service of process in such suit may be made upon the law firm of Mendes and Mount, 750 Seventh Avenue, New York, NY 10019, or another party specifically designated by the Reinsurer in its Interests and Liabilities Agreement attached hereto.

C.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his/her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

D.	The individual named in Paragraph C shall be deemed the Reinsurer’s agent for the service of process:

1.	where the address designated in, or pursuant to paragraph B is invalid; or

2.	to the extent necessary to bring this Contract into conformity with the applicable law of a state with jurisdiction over the Company.

ARTICLE XXIX

GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Illinois, exclusive of that state’s rules with respect to conflicts of law.

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ARTICLE XXX

ENTIRE AGREEMENT

This Contract shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder and no understandings exist between the parties other than those expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by amendment to this Contract and signed by both parties. This Article shall not be construed as limiting in any way the admissibility, in the context of an arbitration or any other legal proceeding, of evidence regarding the formation, interpretation, purpose or intent of this Contract.

ARTICLE XXXI

SALVAGE AND SUBROGATION

A.	The Company, at its sole discretion, may enforce its right to salvage and/or subrogation and may prosecute all claims arising out of such right.

B.	Amounts recovered from salvage and/or subrogation shall be used to reimburse the Company’s excess reinsurers, including the Reinsurer hereon (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company for its primary loss. The expense incurred by the Company in pursuing any such recovery shall be borne by each party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Company and the remaining expense shall be included in Ultimate Net Loss.

ARTICLE XXXII

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE XXXIII

OTHER REINSURANCE

The Company is permitted to have other treaty reinsurance. The premium for any such reinsurance that inures to the benefit of this Contract shall not be included within the subject premium hereunder. Additionally, the Company may purchase facultative reinsurance on any subject risk it deems advisable, and the premium for that portion of the Company’s Policy reinsured elsewhere shall not be included within the subject premium hereunder.

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ARTICLE XXXIV

LATE PAYMENTS

(The provisions of this Article shall not be implemented unless specifically invoked by the Company in writing.)

A.	In the event that any amount due the Company is not received by the intermediary named in the INTERMEDIARY ARTICLE (hereinafter referred to as the “Intermediary”) by the payment due date, the Company may, by notifying the Intermediary in writing, require the Reinsurer to pay, and the Reinsurer agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of a rate equal to the U.S. Prime Rate as published in The Wall Street Journal on the first business day following the date a remittance becomes due plus 300 basis points; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties has been received by the Intermediary.

B.	The establishment of the payment due date shall, for purposes of this Article, be as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable Article of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 14 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 14 days after the proof of loss or demand for payment is transmitted to the Reinsurer by the Intermediary. If such loss or claim payment is not received within the 14 days, interest will accrue on the payment or amount overdue in accordance with paragraph A above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due the Company not otherwise provided for in subparagraphs 1 and 2 above, the due date shall be as provided for in the applicable Article of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 14 days following transmittal by the Intermediary of written notification that the provisions of this Article have been invoked.

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For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

C.	The validity of any claim or payment may be contested under the provisions of this Contract. If the Reinsurer prevails in an arbitration, or any other proceeding, there shall be no interest penalty due. Otherwise, any interest shall be calculated and due as outlined above. Furthermore, if the Reinsurer pays any claim hereunder that it is contesting and prevails in such action, the Company shall return such payment plus pay interest on same, at a rate calculated as per the provisions of paragraph A, above; however, such calculation is to begin from the actual date of remittance of funds from the Reinsurer through the date the funds are returned.

D.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by applicable law, such interest rate shall be modified to the highest rate permitted by the applicable law.

ARTICLE XXXV

MODE OF EXECUTION

This Contract may be executed either by an original written ink signature of paper documents, by an exchange of facsimile copies showing the original written ink signature of paper documents, or by electronic signature by either party employing appropriate software technology as to satisfy the parties at the time of execution that the version of the document agreed to by each party shall always be capable of authentication and satisfy the same rules of evidence as written signatures. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE XXXVI

INTERMEDIARY

Willis Re Inc. is hereby recognized as the intermediary negotiating this Contract and through whom all communications relating thereto shall be transmitted to the Company or the Reinsurer. Payments by the Company to Willis Re Inc. shall be deemed to constitute payment to the Reinsurer and payments by the Reinsurer to Willis Re Inc. shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

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IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date specified below:

Signed this _________________ day of _____________________________________, 2015.

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

By	/s/ Arron K. Sutherland
Printed Name Arron K. Sutherland
Title President/CEO

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage,
to	(injury, sickness, disease, death or destruction,

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction

 (bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief,

(first aid,

to expenses incurred with respect

to	(bodily injury, sickness, disease or death

(bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to (injury, sickness, disease, death or destruction
(bodily	injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	Page 1 of 2	12-4-15

(c)	the (injury, sickness, disease, death or destruction

(bodily injury or property damages

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”

(“property damage” includes all forms of radioactive contamination of property

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i) Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and

(3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

*	NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67

N.M.A. 1590

BRMA 35A

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	Page 2 of 2	12-4-15

INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

SWISS REINSURANCE AMERICA CORPORATION

(the “Subscribing Reinsurer”)

with respect to the

WORKERS COMPENSATION FIRST EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

issued to

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

(the “Company”)

The Subscribing Reinsurer shall have a 100.00% share in the interests and liabilities of the “Reinsurer” as set forth in the Contract attached hereto and executed by the Company.

This Agreement shall commence at 12:01 a.m., Central Standard Time, January 1, 2016, and shall continue in force until 12:01 a.m., Central Standard Time, January 1, 2017, unless earlier terminated in accordance with the attached Contract.

The share of the Subscribing Reinsurer in the interests and liabilities of the “Reinsurer” shall be several and not joint with the share of any other subscribing reinsurer. In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

IN WITNESS WHEREOF, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

Signed this                      day of                                                                                               , 20        .

SWISS REINSURANCE AMERICA CORPORATION

By

Printed Name

Title

Illinois Casualty Company 11403N16 (Eff: 1-1-16) Workers Compensation First XOL	12-4-15